EXHIBIT 7.11
                                                                    ------------


                                LIMITED GUARANTEE

                  Limited Guarantee, dated as of March 18, 2007 (this "Limited Guarantee"), by Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P. (collectively, the "Guarantor"), in favor of EGL, Inc. (the "Guaranteed Party").

                  1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof, (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Talon Holdings Corp., a Delaware corporation ("Parent"), Talon Acquisition Co., a Texas corporation ("Merger Sub") and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual performance and discharge of 32.7% of the payment obligations of Parent and Merger Sub under the last sentence of Section 5.10,
Section 7.2(b) and Section 7.2(d) of the Merger Agreement (the "Obligations"); provided that in no event shall the Guarantor's liability under this Guarantee exceed $9,810,000 (the "Cap"), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to 32.7% of the Obligations (subject to the Cap), and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for 32.7% of the Obligations (subject to the Cap), regardless of whether action is brought against Parent, Merger Sub or any other guarantor pursuant to a Limited Guarantee dated as of the date hereof to be entered into between the Guaranteed Party and such other guarantor (the "Other Guarantors") or whether Parent, Merger Sub or any Other Guarantor is joined in any such action or actions.

                  2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

                  3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person (including any Other Guarantor) interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or any such other Person without in any way impairing or affecting the Guarantor's obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the



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failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and Simpson Thacher & Bartlett LLP in accordance with Section 8.7 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

                  The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates that are under its control ("Controlled Affiliates") not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub) or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof (other than Parent or Merger Sub) or against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than Parent or Merger Sub), except for claims against the Guarantor under this Limited Guarantee and against Other Guarantors under their written limited guarantees, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of


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bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor) that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved in full of their obligations under the last sentence of Section 5.10, Section 7.2(b) and Section 7.2(d) of the Merger Agreement, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee.

                  4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

                  5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

                  (a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor's charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;



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                  (b)   all consents, approvals, authorizations, permits of,
            filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

                  (c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

                  (d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

                  6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, the Guarantor shall be permitted to assign, in whole or in part, its rights and obligations hereunder to a new private equity fund formed after the date hereof, sponsored by an Affiliate of the Guarantor that certifies to the Guaranteed Party that it is capable of (i) making the representations and warranties set forth in Section 5 above and (ii) performing all of its obligations hereunder.

                  7. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                    (i)   if to the Guaranteed Party, to it at:

                           EGL, Inc.
                           15350 Vickery Drive
                           Houston, Texas 77032
                           Telecopy:    (281) 618-3287
                           Attention:  General Counsel


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                           with a copy (which shall not constitute notice) to:

                           Andrews Kurth LLP
                           600 Travis Street, Suite 4200
                           Houston, Texas 77002
                           Attention:  Robert V. Jewell
                           Fax: (713) 238-7356

                    (ii)  if to the Guarantor, to it at:

                           Centerbridge Capital Partners, L.P.
                           Centerbridge Capital Partners Strategic, L.P. Centerbridge Capital Partners SBS, L.P.
                           c/o Centerbridge Partners, L.P.
                           31 West 52nd Street
                           New York, New York 10019
                           Attention:  Steven Price
                           Fax:  (212) 301-6501

                           with a copy (which shall not constitute notice) to:

                           Simpson Thacher & Bartlett LLP
                           425 Lexington Ave.
                           New York, New York 10017
                           Attention:  Gary I. Horowitz
                           Fax: (212) 455-2502

                  8. CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent and Merger Sub would not be obligated to make any payments under Section 7.2(b) and (iii) the first anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to make any payments under
Section 7.2(b) if the Guaranteed Party has not presented a claim for payment of any Obligation to Parent and Merger Sub or any Guarantor (including the Other Guarantors) by such first anniversary. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor's liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the


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Guarantor nor any Affiliate of any Guarantor shall have any liability to the
Guaranteed Party with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the guaranteed Party in connection with such litigation or proceeding.

                  9. NO RECOURSE. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, Affiliate (other than Parent or Merger Sub) or employee of the Guarantor, against any former, current or future general or limited partner, member, manager or stockholder of the Guarantor or any Affiliate thereof (other than Parent or Merger Sub) or against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing (other than Parent or Merger Sub), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; provided, however, that this Limited Guarantee shall in no respect release or limit any obligations or liabilities of Guarantor or any other party under any confidentiality agreement entered into for the Guaranteed Party's benefit. The Guaranteed Party acknowledges and agrees that the only assets of Parent and Merger Sub are cash in a de minimus amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs. The Guaranteed Party further agrees that neither it nor any of its Controlled Affiliates have any right of recovery against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders through Parent or Merger Sub or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against the Guarantor or Parent's stockholders or Affiliates, or otherwise, except for the rights under this Limited Guarantee and its rights against Other Guarantors pursuant to the terms of their written limited guarantees delivered contemporaneously herewith. Recourse against the Guarantor under this Limited Guarantee shall be the exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and any of its former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders except for claims against the Guarantor under this Limited Guarantee. Except as contemplated under Section 6, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Party


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(including any Person acting in a representative capacity) any rights or remedies against any Person.

                  10. GOVERNING LAW. This Guarantee and any dispute hereunder shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than such courts sitting in the Borough of Manhattan of The City of New York.

                  11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  12. COUNTERPARTS. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.


                                        CENTERBRIDGE CAPITAL PARTNERS, L.P.

                                        By: Centerbridge Associates, L.P.,
                                            its general partner

                                        By: Centerbridge GP Investors, LLC,
                                            its general partner

                                        By: /s/Steven Price
                                            ---------------------------------
                                            Name:  Steven Price
                                            Title: Senior Managing Director

                                        CENTERBRIDGE CAPITAL PARTNERS
                                        STRATEGIC, L.P.

                                        By: Centerbridge Associates, L.P.,
                                            its general partner

                                        By: Centerbridge GP Investors, LLC,
                                            its general partner

                                        By: /s/Steven Price
                                            ---------------------------------
                                            Name:  Steven Price
                                            Title: Senior Managing Director

                                        CENTERBRIDGE CAPITAL PARTNERS
                                        SBS, L.P.

                                        By: Centerbridge Associates, L.P.,
                                            its general partner

                                        By: Centerbridge GP Investors, LLC,
                                            its general partner

                                        By: /s/Steven Price
                                            ---------------------------------
                                            Name:  Steven Price
                                            Title: Senior Managing Director






                       [Limited Guarantee Signature Page]

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         IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited
Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.


                                        EGL, INC.


                                          By:  /s/Dana Carabin
                                              --------------------------------
                                              Name:  Dana Carabin
                                              Title: Secretary & General Counsel




















                       [Limited Guarantee Signature Page]

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